                                                                     EXHIBIT 4.3

                               EXCHANGE AGREEMENT


     This Agreement is being entered into as of the date set forth on the signature page hereto by and between CONNECT, Inc. (the "Company") and the undersigned ("Subscriber").

                                  Background
                                  ----------

     On November 18, 1997, the Company issued to Subscriber, and Subscriber purchased from the Company, convertible notes of the Company (the "Notes") pursuant to a Subscription Agreement between the Company and Subscriber (the "Original Subscription Agreement"). The Company and Subscriber desire to exchange that principal amount of Notes held by Subscriber as is set forth under Subscriber's name on the signature page hereto for the number of shares of Series A Preferred Stock of the Company (the "Preferred Stock") set forth under Subscriber's name on the signature page hereto.

     For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Subscriber hereby agree as follows:

1.   Certain Representations.

     (a)  The Company represents and warrants to Subscriber as follows:

          (i) all filings which the Company has made with the Securities Exchange Commission ("SEC") are correct and accurate in all material respects and in all material respects state all facts necessary to make such filings not misleading, and during the last 12 months all such filings required to be made were timely made;

          (ii) there has been no material adverse change in the business, assets or financial condition of the Company since the most recent such filing, except for adverse changes in the Company's financial condition and results of operations since June 30, 1997;

          (iii) except as set forth in Sections 2 and 4(b), the Company has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by it or its stockholders to authorize and to execute, deliver and perform this Agreement and the agreements relating hereto have been properly taken, and this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms;

          (iv) neither the execution, delivery nor performance of this Agreement by the Company will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the Company's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which the Company is a party or by which it may be bound or affected;

          (v) the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have duly authorized and, except as set forth in Sections 2 and 4(b), all corporate actions and all other approvals, consents, authorizations and filings have been taken or made; and, this Agreement, the Preferred Stock and the Warrants each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms;

          (vi) the Common Stock (as defined below) is listed on the NASDAQ National Market and trading in the common stock has not been suspended; NASDAQ has provided to the Company a letter dated December 19, 1997, relating to the Exchange, a copy of which has been provided to Subscriber;

          (vii) there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement or the issuance of the Preferred Stock or the Company's Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or exercise of the Warrants, or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby; and

          (viii) the Company has filed the Certificate of Designation (as defined below) with the Secretary of State of the State of Delaware.

2.   Exchange of Notes for Shares of Preferred Stock.

     (a) The Company hereby agrees to issue to Subscriber in exchange for all Notes held by Subscriber a number of shares of Preferred Stock equal to the total principal amount of the Notes held by such Subscriber divided by $2.00 (the "Exchange"). The Preferred Stock shall have the rights, preferences and privileges as set forth in a Certificate of Designation, the form of which is attached as Exhibit A hereto (the "Certificate of Designation"). Subscriber hereby agrees to the Exchange, subject to the terms hereof.

     (b) The Exchange shall take place upon satisfaction of each of the following closing conditions: (i) the receipt of the approval of the issuance of the Preferred Stock in the Exchange (and issuance of Common Stock upon conversion thereof) from holders of a majority of the Company's outstanding shares of Common Stock; (ii) the receipt of the approval of the Certificate Amendment as defined below and Reverse Split from holders of a majority of the Company's outstanding shares of Common Stock; (iii) the simultaneous exchange of all of the outstanding $10.32 million principal amount of Notes due October 1, 1999, for shares of Preferred Stock as contemplated by exchange agreements substantially in the form of this Exchange Agreement entered into with each holder of Notes; (iv) all of the representations and warranties set forth in Section 1 of this Agreement shall be true as of the Exchange Date (as defined below);
          (v) on the Exchange Date and giving effect to the Exchange and the Reverse Split, the Company shall be in compliance with the listing requirements of the NASDAQ National Market and (vi) counsel to the Company shall have delivered to each Subscriber a legal opinion substantially consistent with the legal opinion delivered in connection with the Original Subscription Agreement.

     (c) The closing of the Exchange shall occur within five days after receipt by Subscriber of notice from the Company as to the satisfaction of the closing conditions set forth in Section 2(b) above (the "Exchange Date"); provided, however, that neither party shall be obligated to close the Exchange after February 28, 1998. Upon the occurrence of the Exchange, the Company shall pay to each Subscriber in cash or, if indicated on the signature page hereto by the Subscriber, in shares of Series A Preferred Stock at the rate of one share for each two dollars of accrued interest, the amount of any accrued but unpaid interest on the Notes through the date of the Exchange.

     (d) Upon delivery to Subscriber of all shares of Preferred Stock and payments, in cash or shares of Preferred Stock, for accrued interest on the Notes pursuant to the Exchange, the Notes will be canceled and the Original Subscription Agreement will be superseded by this Agreement. All Warrants issued pursuant to such Original Subscription Agreement (the "Warrants") will remain outstanding and in full force and effect. After the Exchange occurs, this Exchange Agreement will govern the treatment of the Warrants to the extent applicable and all references in the Warrants to the Original Subscription Agreement shall instead be interpreted to be references to this Exchange Agreement. Prior to the Exchange Date, the Notes, the Original Subscription Agreement and the Warrants shall remain in full force and effect in accordance with the terms thereof; provided, that the Company and Subscriber hereby amend Section 2(g)(iii) of all Convertible Notes held by Subscriber to replace the reference to "January 31, 1998" in the second sentence thereof with "February 28, 1998." If the Exchange does not occur by February 28, 1998, the Notes and Warrants shall remain outstanding and the Original Subscription Agreement shall remain in full force and effect.

3.   Registration.

     (a) The Company will file, on or before the 2nd business day after the date hereof, a shelf registration statement on Form S-3 or, if not available, on such other appropriate Form as is then available (the "Initial Registration Statement") for the public sale by Subscriber of 9,000,000 shares of Common Stock which are issuable on conversion of the Notes, including shares of Common Stock issued in payment of accrued interest (or issuable on conversion of the Preferred Stock assuming the Exchange), and on exercise of the Warrants. The Company will file a second registration statement on or before the 2nd business day after the Exchange Date, on a shelf registration statement on Form S-3 or, if not available, on such other appropriate Form as is then available (the "Second Registration Statement") for the public sale by Subscriber of the number of additional shares of Common Stock which is equal to 150% of the number of shares of Common Stock issuable on conversion of the Preferred Stock as of the Exchange Date minus 9,000,000. In addition, the Company will file, on or before the 2nd business day after each date on which the Company issues shares of Preferred Stock in payment of its dividend obligations on the Preferred Stock, an additional shelf registration statement on Form S-3 or, if not available, on such other appropriate Form as is then available (the "Additional Registration Statements," and together with the Initial Registration Statement and the Second Registration Statement (the "Registration Statements") for the public sale by Subscriber of the additional shares of Common Stock which are issuable on conversion of such Preferred Stock as of the date of the payment of such dividends. The Company also shall prepare and file such amendments and supplements to the Registration Statement (or such additional Registration Statements) as may be necessary to cover additional shares of Common Stock which, from time to time, may be issuable upon conversion of the Preferred Stock and the Warrants, such that a number of shares of Common Stock at least equal to 125% of the shares of Common Stock that could be issued upon conversion of the Preferred Stock and exercise Warrants at any given time shall at all times be registered. The shares to be covered by the Registration Statements are collectively referred to as the "registered shares." The Company and Subscriber agree that the Company's obligations to file and cause to become effective a registration statement under Sections 3(a) and (b) of the Original Subscription Agreement shall be satisfied if the Exchange occurs and the Company complies with this
          Section 3.

     (b) The Company shall use its best efforts to cause the Initial Registration Statement to become effective not later than the Exchange Date. The Company shall use its best efforts to cause the Second Registration Statement, if required to be filed, and each Additional Registration Statement to become effective not later than 45 days after each date of filing. The Company shall use its best efforts to cause the Registration Statements to remain effective for three years; provided, however, that such three-year period shall be extended for any amount of time during which such a Registration Statement is not currently in effect, a stop order is in effect or the common stock is not listed and trading on the NASDAQ National Market. The registration shall be accompanied by blue sky clearances in such states as Subscriber may reasonably request.

     (c) The Company shall pay all expenses of the registrations hereunder, other than Subscriber's underwriting discounts and counsel or other fees.

     (d) The Company shall supply to Subscriber a reasonable number of copies of all registration materials and prospectuses. The Company shall file with the SEC such amendments and supplements to the Registration Statements and the prospectus included therein as may be necessary to keep the registration statements effective and in compliance with the provisions of the Securities Act. The Company and Subscriber shall execute and deliver to each other indemnity agreements which are conventional in registered offerings of this type with provisions substantially as set forth in Exhibit B hereto. The Subscriber shall reasonably cooperate with the Company in the preparation and filing of the Registration Statements and appropriate amendments thereto.

     (e) Subscriber may transfer all or any part of its registration rights to "permitted transferees" of the Preferred Stock or Warrants. A "permitted transferee" is a person to whom a transfer of more than 20,000 shares of Preferred Stock or Warrants to purchase more than 13,333 shares (2,666 shares, post Reverse Split) is made at one time in accordance with the terms of this Agreement and who in a written notice addressed to the transferor and to the Company (i) agrees to comply with all covenants and agreements set forth in this Agreement, the Preferred Stock and the Warrants, and (ii) can and does make each of the representations and warranties set forth in Section 12 of this Agreement.

     (f) Once each Registration Statement is effective, the Company will issue UNLEGENDED shares of common stock (in form which can be transmitted electronically if desired by Subscriber):

          (i) on conversion of the shares of Preferred Stock and exercise of the Warrants, whether or not such shares are sold simultaneously with such conversion or exercise; or

          (ii) in exchange for any legended shares of common stock which were issued on prior conversion of the shares of Preferred Stock or exercise of the Warrants or payment of dividends.

     (g) Should Subscriber from time to time or times give to the Company notice that it has assigned the shares of Preferred Stock or Warrants or any portion thereof, the Company shall, within ten business days after receipt of such notice as provided below, file a supplement to the appropriate Registration Statement to reflect the name(s) of the transferee(s) as a selling stockholder. Each notice given to the Company pursuant to this Section 3 shall be made in writing to the Company at the address set forth above (or such other address of the Company as is provided to Subscriber in writing or by public announcement), Attention: Chief Financial Officer, shall be made by overnight courier and shall be deemed made upon the date submitted to such overnight courier.

4.   Reservation of Shares; Limitation on Conversion.

     (a) The Company shall at all times after the Exchange reserve for issuance on conversion of the Preferred Stock and exercise of the Warrants, 40 million shares (post Reverse-Split) of Common Stock. If the Preferred Stock and Warrants are convertible or exercisable for more than 40 million shares of Common Stock, the Company shall reserve additional shares of Common Stock for issuance on conversion of the Preferred Stock and exercise of the Warrants to the extent such additional shares of Common Stock are authorized and available. In addition, to the extent additional shares of Common Stock are required for conversion but are not authorized and available, the Board of Directors of the Company shall use its best efforts to cause such additional shares to become authorized and available.

     (b) The number of shares of Common Stock reserved for issuance upon conversion of the Preferred Stock (the "Reserved Amount") shall be allocated pro rata among all holders of Preferred Stock based on the aggregate number of shares of Preferred Stock held by such holders. Each increase of the Reserved Amount shall be allocated pro rata among the holders of such Preferred Stock based on the aggregate number of shares of Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event that a holder shall sell or otherwise transfer shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount.

     (c) The Company agrees to seek the approval of its stockholders as soon as practicable after the date hereof to increase the number of shares of Common Stock authorized under the Company's Certificate of Incorporation from 40,000,000 to 60,000,000 (the "Certificate Amendment"), and to effect a one for five reverse split of the Common Stock (the "Reverse Split").

     (d) In no event shall a holder of Preferred Stock in any Month (as hereinafter defined) convert more than the lesser of : (i) 15% of such holder's Aggregate Series A Holdings (as hereinafter defined) plus any portion of such holder's Notes or Aggregate Series A Holdings which could have been, but were not, converted in prior Months after November 18, 1997; or (ii) 30% of such holder's Aggregate Series A Holdings. A "Month" as used herein means each of the consecutive 30-day periods which began on November 18, 1997. The "Aggregate Series A Holdings" for a holder of Preferred Stock is the original aggregate number of shares of Preferred Stock obtained by such holder. Notwithstanding the foregoing, this Section 4(d) shall not limit any conversion of Preferred Stock which occurs when the Average Price (as defined in Section E.2 of the Certificate of Designation) during the last ten trading days prior to conversion exceeds $4.00. The $4.00 amount aforesaid shall be equitably adjusted in case the Company shall issue common stock as a dividend upon common stock or in payment of a dividend thereon, shall subdivide the number of outstanding shares of its common stock into a greater number of shares or shall contract the number of outstanding shares of its common stock into a lesser number of shares.

     (e) The shares of Preferred Stock shall be convertible at any time only to the extent that Subscriber would not as a result of such exercise beneficially own more than 4.99% of the then outstanding Common Stock. Beneficial ownership shall be defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided, however, that the restrictions contained in this sentence shall not apply to a holder of Preferred Stock (and its permitted transferees, if any) to the extent such holder indicates its intent to not be subject to this restriction on the signature page to this Agreement or upon at least 61 days prior written notice to the Company. The opinion of counsel to Subscriber shall prevail in the event of any dispute on the calculation of Subscriber's beneficial ownership.

5. The Company shall use its best efforts promptly after the Exchange Date and from time to time thereafter, as necessary, to list on NASDAQ all shares of Common Stock which are issuable upon conversion of the Preferred Stock or on exercise of the Warrant.

6. In the event the Company fails timely to deliver to the holder or to DWAC a certificate for shares of Common Stock upon conversion of shares of Preferred Stock, then, without limiting Holder's other rights and remedies, the Company shall forthwith pay to the Holder an amount accruing at the rate of $1000.00 per day for each day of such breach for each 50,000 shares of Preferred Stock for which the timely delivery of a certificate was required, with pro rata payments for a number of shares more or less than 50,000.

7. The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of the Preferred Stock will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

8. If the Exchange occurs, the Company agrees that until the 270th day after the effective date of the Registration Statement relating to the shares issuable upon conversion of the Preferred Stock the Company shall not issue any securities pursuant to a private placement exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"); provided, however, that nothing in this paragraph shall restrict the Company from offering securities for the purpose of raising funds to redeem the Preferred Stock pursuant to its terms as set forth in the Certificate of Designation.

9. The Company represents that neither the issuance of the Preferred Stock (on the Exchange Date) and the Warrants, nor the conversion or exercise of the Preferred Stock or the Warrants, will trigger any rights or obligations under any outstanding securities of the Company.

10. Subscriber represents, warrants and agrees that Subscriber shall not, for so long as any shares of Preferred Stock owned by Subscriber remain outstanding:

     (a) offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of the Company's Common Stock (each, a "Sale") that Subscriber does not own as of such date, provided, however, that no such restriction shall apply to any Common Stock to be issued to Subscriber upon the conversion of any shares of Preferred Stock which are converted within ten business days after such Sale or upon the exercise of any Warrants which are exercised within ten business days after such Sale; or

     (b) directly or indirectly take any action that constitutes illegal manipulation of the Common Stock of the Company.

11. The Company's obligations under this Agreement and under the Preferred Stock and Warrants shall not be subject to defense, offset or counterclaim for any matter or thing, including, without limitation, that Subscriber violated any provision of Section 10. All claims by the Company against Subscriber shall be brought by the Company in separate actions for monetary damages only, and injunctive relief shall not be available.

12.  Securities Representations.

     (a) Subscriber represents and warrants that it is purchasing the shares of Preferred Stock solely for investment, solely for its own account and not with a view to or for the resale or distribution thereof except as permitted under the Registration Statement or as otherwise permitted under the Securities Act.

     (b) Subscriber understands that it may sell or otherwise transfer the shares of Preferred Stock or Warrants or the shares issuable on conversion of the Preferred Stock or exercise of the Warrants only if such transaction is duly registered under the Securities Act, under the Registration

          Statement or otherwise, or if Subscriber shall have received the favorable opinion of counsel to Subscriber, which opinion shall be reasonably satisfactory to counsel to the Company, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act, and registration or qualification in every applicable state. The certificates representing the aforesaid securities will be legended to reflect these restrictions, and stop transfer instructions will apply. Subscriber realizes that the Preferred Stock and Warrants are not a liquid investment.

     (c) Subscriber has not relied upon the advice of a "Purchaser Representative" (as defined in Regulation D of the Securities Act) in evaluating the risks and merits of this investment. Subscriber has the knowledge and experience to evaluate the Company and the risks and merits relating thereto.

     (d) Subscriber represents and warrants that Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act, and shall be such on the date any Preferred Stock is issued to Subscriber; Subscriber acknowledges that Subscriber is able to bear the economic risk of losing Subscriber's entire investment in the shares and understands that an investment in the Company involves substantial risks; Subscriber has the power and authority to enter into this agreement, and the execution and delivery of, and performance under this agreement shall not conflict with any rule, regulation, judgment or agreement applicable to the Subscriber; and Subscriber has invested in previous transactions involving restricted securities. Subscriber has had the opportunity to discuss the Company's affairs with the Company's officers.

13.  ACKNOWLEDGMENT.

     THE COMPANY HAS RECEIVED A NOTICE OF DELISTING FROM NASDAQ DUE TO A FAILURE TO MEET ITS NET TANGIBLE ASSETS REQUIREMENT BASED ON THE COMPANY'S FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997. THE EXCHANGE WILL ENABLE THE COMPANY TO MEET THE NET TANGIBLE ASSETS REQUIREMENT. SUBSCRIBER ACKNOWLEDGES RECEIPT OF A LETTER FROM GORDON BRIDGE, CHIEF EXECUTIVE OFFICER OF THE COMPANY, WHICH SETS FORTH A SUMMARY OF THE COMPANY'S CORRESPONDENCE WITH NASDAQ.

14.  Certain Remedies.

     (a) If the effective date of the Initial Registration Statement (the "Effective Date") has not occurred by February 28, 1998, then, in addition to the Subscriber's other remedies, the Company shall pay to Subscriber an amount equal to 1% per month of the principal amount of the Notes proposed to be converted in the Exchange (or, if less, the highest rate permitted by law) for the period from February 28, 1998 until the Effective Date.

     (b) If the Effective Date has not occurred by April 30, 1998, then, in addition to the Subscriber's other remedies, the amount stated in (i) above shall be increased to 2% per month (or, if less, the highest rate permitted by law) for the period from April 30, 1998 until the Effective Date.

     (c) If the Effective Date has not occurred by June 30, 1998, then, in addition to the Subscriber's other remedies, the amount stated in (i) above shall be increased to 3% per month (or, if less, the highest rate permitted by law) for the period from June 30, 1998 until the Effective Date.

15.  Miscellaneous

     This Agreement may not be changed or terminated except by written agreement. It shall be binding on the parties and on their personal representatives and permitted assigns. It sets forth all agreements of the parties, and may be signed in counterparts. It shall be enforceable by decrees of specific performance (without posting bond or other security) as well as by other available remedies. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware. The federal and state courts sitting in New York, New York shall have exclusive jurisdiction over all matters relating to this Agreement. Trial by jury is expressly waived.

     All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or (ii) one day after properly sent by recognized overnight courier, addressed to the respective parties at their address set forth in this Agreement or (iii) on the day transmitted by facsimile so long as a confirmation copy is simultaneously forwarded by recognized overnight courier, in each case addressed to the respective parties at their address set forth in this Agreement. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

1.   Expenses.

     Except as otherwise set forth herein, each party hereto shall be responsible for its own expenses with regard to the negotiation and execution of this Agreement.

     This Agreement may be amended by written agreement signed by the Company and the original Subscriber.


                           [SIGNATURE PAGE FOLLOWS]

Dated:  ________________


SUBSCRIBER:

Name (print):_______________________


Signature: _________________________


Type or print name: ________________


Address:  __________________________

          __________________________

          __________________________

          Fax No.:__________________

Social Security No or EIN: _______________


Principal Amount of Notes: $______________


Shares of Preferred Stock:___________

Interest payable on the Exchange Date in shares of Preferred Stock: yes____; no_____

Check the following box if Subscriber
desires not to be subject to the restrictions set forth in Section 4(e): [_]

AGREED:

CONNECT, INC.:

By________________________

Its:______________________

                                   Exhibit B


                        Form Indemnification Provisions


          (a) The Company will indemnify each Subscriber, each of its officers and directors and partners, and each person controlling such Subscriber within the meaning of Section 15 of the Securities Act, on behalf of which a registration qualification or compliance has been effected pursuant to this Section, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Subscriber, each of its officers and directors, and each person controlling such Subscriber, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Subscriber, controlling person or underwriter and stated to be specifically for use therein.

          (b) Each Subscriber will, if Registrable Securities held by such Subscriber are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Subscriber, each of its officers and directors and each person controlling such Subscriber within the meaning of
Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Subscribers, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Subscriber and stated to be specifically for use therein; provided, however, that the liability of a Subscriber for indemnification under this Section shall not exceed the gross proceeds from the offering received by such Subscriber.

          (c) Each party entitled to indemnification under Section (a) or (b) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.